Exhibit 10(f)

WESTAR ENERGY
2011 LONG-TERM INCENTIVE AND SHARE AWARD PLAN

RESTRICTED SHARE UNITS AWARD

Name:	«Officer»
Number of Restricted Share Units:	«Number_of_Restricted Share Units»
Grant Date:	____________________________________

Westar Energy, Inc. (the "Company") hereby grants to you «Number_of_Restricted Share Units» Restricted Share Units pursuant to the Company's 2011 Long-Term Incentive and Share Award Plan (the "Plan"), a copy of which has been delivered to you and made a part hereof, subject to the following terms and conditions and the terms and conditions of the Plan. The terms used in this Award shall have the same meaning as in the Plan, except as otherwise specified herein, and except that "Restricted Share Units" shall refer only to the Restricted Share Units granted under this Award.

1.
Restricted Share Units. Subject to the terms and conditions hereof and as contained in the Plan, each Restricted Share Unit shall represent the right to receive one share of the Company's common stock.

2.
Vesting. The Restricted Share Units covered by this Award shall vest on January 1, «Third_Year_Following_Grant_Date_Year», if your employment continues uninterrupted through such date (the "Scheduled Vesting Date"). The period beginning on the Grant Date and ending on the Scheduled Vesting Date for purposes of this Award shall be called the "Restricted Period."

3.Dividend Equivalents.

(a)
During the Restricted Period you shall receive, in cash, dividend equivalents in an amount equal to the amount of the cash dividends that you would have received if you owned during the Restricted Period the number of shares of the Company's common stock represented by such Restricted Share Units and such dividend equivalents shall be paid to you at the same time as dividends are paid to the Company's shareholders; provided, however, that the Company may, in its sole discretion, permit you to elect to defer receipt of such dividend equivalents pursuant to the Westar Energy, Inc. 2005 Deferred Compensation Plan.

(b)
If during the Restricted Period any shares of the Company's common stock or other property (other than cash) are distributed to holders of the Company's common stock in a pro rata distribution other than as a result of a stock split, you shall be entitled to receive the number of shares of the Company's common stock or the other property that you would have received if you owned during the Restricted Period the number of shares of the Company's common stock represented by the Restricted Share Units, and such stock or other property shall be paid to you at the same time as such payments are made to the Company's shareholders.

Exhibit 10(f)

(c)
If during the Restricted Period any shares of the Company's common stock are distributed to holders of the Company's common stock as a result of a stock split, your Award shall be increased by a number of additional Restricted Share Units equal to the number of shares of the Company's common stock that you would have received if you owned during the Restricted Period the number of shares of the Company's common stock represented by your Award. Such additional Restricted Share Units shall be subject to the same terms, conditions and restrictions as the original Restricted Share Units covered by this Award.

4.Payment and Withholding.

(a)
As soon as administratively practicable following, but in no event later than thirty days of, the Scheduled Vesting Date set forth in Section 2 above for the Restricted Share Units, either certificate(s) evidencing the shares of the Company's common stock represented by the Restricted Share Units shall be delivered to you (without any legend to reflect terms, conditions and restrictions hereunder) or such shares shall be credited to an account maintained for you; provided, however, that the Company may, in its sole discretion, permit you to elect to defer receipt of such shares pursuant to the Westar Energy, Inc. 2005 Deferred Compensation Plan.

(b)
In the case of your death, shares to be delivered or credited pursuant to subsection (a) above following the Scheduled Vesting Date set forth in Section 2 above, shall instead be made to the beneficiary designated in writing by you pursuant to a form of designation provided by the Company, or, if none, to your estate.

(c)
The Company, if required, shall withhold taxes, at a rate not to exceed the minimum statutory rate, on any income realized in connection with the payment of Restricted Share Units or dividend equivalents.

5.
Separation from Service. Except as provided below in this Section 5 and in Section 6, you shall be eligible for payment of awarded Restricted Share Units only if your employment with the Company continues uninterrupted through the end of the Restricted Period.

(a)
If your employment terminates due to a Separation from Service as defined in Internal Revenue Code section 409A during the Restricted Period on account of your death or Disability (as defined below), your Award shall be prorated based on the number of days from the Grant Date to the date of your Separation from Service, and the prorated Award shall be paid as provided in Section 4 above. For purposes of this Award, the term "Disability" means, (1) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (2) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, or (3) you are determined to be totally disabled by the Social Security Administration.

Exhibit 10(f)

(b)
If you have a Separation from Service during the Restricted Period on account of your Retirement (as defined below), your Award shall be prorated based on the number of days from the Grant Date to the date of your Separation from Service, and the prorated Award shall be paid as provided in Section 4 above. For purposes of this Award, the term “Retirement” means your cessation of services as an employee of the Company on or after the attainment of 60 years of age and 10 years of "Service" as defined in the Westar Energy, Inc. Retirement Plan.

6.
Change in Control. Notwithstanding anything herein to the contrary, if a “Change in Control,” as defined below, occurs during the Restricted Period, your Restricted Share Units shall vest on the effective date of such Change in Control, and certificate(s) evidencing the shares of the Company’s common stock represented by the Restricted Share Units shall be delivered to you (without any legend to reflect terms, conditions and restrictions hereunder) or such shares shall be credited to an account maintained for you, or the consideration to be received upon consummation of the Change in Control shall be paid to you, as soon as administratively practicable following, but in no event later than thirty days of, the effective date of the Change in Control. Section 8(a) of the Plan shall not apply to the Restricted Share Units covered by this Award.

The term “Change in Control” means any one of events (a), (b) or (c):

(a)	Change in the Ownership of the Company.
Any one person, or more than one person acting as a group (as defined below in (d)) acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company.

(b)	Change in the Effective Control of the Company.
Either (i) any one person, or more than one person acting as a group (as defined below in (d)), acquire (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company; or (ii) a majority of members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of the appointment or election.

(c)	Change in the Ownership of a Substantial Portion of the Company’s Assets.
Any one person, or more than one person acting as a group (as defined below in (d)), acquire (or has acquired during the 12- month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (“gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all

Exhibit 10(f)

of the assets of the Company immediately prior to such acquisition or acquisitions.

(d)	Persons Acting as a Group.
Persons will not be considered to be acting as a group solely because they purchase or own stock, or purchase assets, of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition or stock or assets, or similar business transaction with the corporation. If a person, including an entity or entity shareholder, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock or assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation (only with respect to the ownership in that corporation in the case of a change in the Effective Control of a Company or only to the extent of the ownership in that corporation in the case of a Change in the Ownership of a Substantial Portion of a Company’s Assets) prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

7.
Forfeiture of Restricted Share Units. If you have a Separation from Service for any reason other than those described in Section 5 above during the Restricted Period, all of the Restricted Share Units shall be forfeited, and you shall have no further right to receive any benefits or payments under this Award.

8.
Rights as Shareholder. During the Restricted Period, you shall have none of the rights of a shareholder of the Company with respect to the shares of the Company's common stock represented by the Restricted Share Units. You shall, however, have the right to receive dividend equivalents as described in Section 3 above. In addition, if shares of the Company's common stock are held under a "rabbi trust" (the assets of which are subject to claims of the Company's creditors in the event of the Company's insolvency) established to assist the Company in meeting its obligations under this and other restricted share unit awards, you may (at the Company's sole discretion) be given the right during the Restricted Period to direct the trustee as to the voting of a number of shares held by the trustee corresponding to the Award.

9.
Nontransferability. Except by will or by the laws of descent and distribution, you may not sell, transfer, assign, pledge or otherwise encumber or dispose of any Restricted Share Units nor may you sell, transfer, assign, pledge, encumber or dispose of any of the shares of the Company's common stock represented by your Restricted Share Units prior to the payment of such shares to you pursuant to Section 4 or Section 6.

10.
Unsecured Creditor Status. This Award constitutes a mere promise by the Company to pay you the benefits described in this Award (to the extent vested). You shall have the status of a general unsecured creditor of the Company with respect to any benefits payable under this Award.

11.	Committee Authority. Any questions concerning the interpretation of this Award, including without limitation any adjustments under Section 4(c) of the Plan (relating to

Exhibit 10(f)

Share splits, reorganizations, mergers, spin-offs and other corporate transactions and events), and any controversy which arises under this Award shall be settled by the Committee, as defined in the Plan, in its sole discretion.

12.
Inconsistencies. The terms of this Award are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Award and the terms of the Plan, the terms of the Plan shall control. By signing this Award letter, you acknowledge receipt of a copy of the Plan.

13.	Governing Law. The provisions of this Award shall be governed by the laws of the State of Kansas without giving effect to principles of conflict of laws.

14.
Compliance with Section 409A. It is the intent of the parties that the provisions of this award comply with Internal Revenue Code Section 409A and the Treasury regulations and guidance issued thereunder ("Section 409A") and that this award be interpreted and operated consistent with such requirements of Section 409A in order to avoid the application of additive income taxes under Section 409A ("409A Penalties"). To the extent that a payment, or the settlement or deferral thereof, is subject to Section 409A, except as the Company and the above-named officer otherwise determine in writing, the payment shall be paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the payment, settlement or deferral shall not be subject to the 409A Penalties.

WESTAR ENERGY, INC.

By:
Name:
Title:

AGREED TO:

Name:                         Date
Title: